                                                                 Exhibit 10.11

                           certified photocopy (stamp)

                         Document register no. 99/00142



                                   Negotiated


                            at Bochum on 14 July 1999


                       Before me, the undersigned notary,


                             Hans-Friedrich Kreyer,

                                   in Bochum,


the following persons appeared today:

1.   Lawyer Richard Leitermann,
     born on 11.03.1961,
     Kronberger Str. 22,
     60323 Frankfurt,

     - identified by presenting his valid German federal identification card which included a photograph -,

     acting not on his own behalf but rather on behalf of

1.1  CCG Carriers' Carrier GmbH,
     Karlsruher Str. 2 b,
     30519 Hanover,

     registered in the business register of the Hanover District Court under HRB 57818, based on the power of attorney conferred on 14.07.1999,

1.2  FirstMark Fiber Holdings L.L.C.,
     Corporate Trust Center,
     1209 Orange Street,
     Wilmington, Delaware 19801, USA,
     based on the powers of attorney conferred on 08.07.1999,

1.3  Dipl.-Ing. Dr. Dieter Finke,
     born on 28.01.1954,
     Neuer Kamp 20,
     29336 Nienhagen,
     based on the power of attorney conferred on 07.07.1999,

1.4 Dr. Bernhard Josef - called Bernd - Jager, born on 10.06.1963, Wilhelm-Levison-Str. 18, 53115 Bonn, based on the power of attorney conferred on 07.07.1999,

1.5  Dr. Stefan Sattler,
     born on 20.06.1965,
     Heideweg 41,
     53332 Bornheim,
     based on the power of attorney conferred on 08.07.1999, and

1.6 Lambda Net Communications Mitarbeiter GbR, consisting of the 11 members mentioned on the power of attorney, based on the power of attorney conferred on 07.07.1999, and

2.   Lawyer Manuela Schurz,
     born on 24.04.1968,
     Waldthausenstr. 33,
     45127 Essen,

     acting not on her own behalf but rather, promising to submit power of attorney later, on behalf of GasLINE Telekommunikationsnetzgesellschaft deutscher Gasversorgungsunternehmen mbH & Co. KG, Huttropstr. 60, 45138 Essen, represented by Telekommunikationsnetz-Geschaftsfuhrungsgesellschaft deutscher Gasversorgungsunternehmen mbH, at the very same place, with this company in turn being represented by the managing director with sole power of representation Friedrich Wolf, at the very same place.

The question of the notary / deputy notary asking for a referral for a preliminary ruling within the meaning of Section 3 Par. 1 No. 7 BeurkG (German federal authentication law) is answered in the negative by the person(s) present.

The parties concerned deposed for the notarial record:

                                  LOAN CONTRACT

                                       AND

                                CONVERTIBLE BOND

                                     between

                           CCG CARRIERS' CARRIER GMBH
                      - hereinafter referred to as "CCG" -

                         FIRSTMARK FIBER HOLDINGS L.L.C.
                                DR. DIETER FINKE
                                 DR. BERND JAGER
                               DR. STEFAN SATTLER
                    LAMBDA NET COMMUNICATIONS MITARBEITER GBR

                                       and

                   GASLINE TELEKOMMUNIKATIONSNETZGESELLSCHAFT
                deutscher Gasversorgungsunternehmen mbH & Co. KG
                       Huttropstrasse 60, Essen / Germany
                    - hereinafter referred to as "GasLINE" -.

FirstMark Fiber Holdings L.L.C., Dr. Finke, Dr. Jager, Dr. Sattler and Lambda Net Communications Mitarbeiter GbR are the only partners of CCG. Dr. Dieter Finke is also the sole administrator of Lambda Net Communications Mitarbeiter GbR and, as such, entitled to represent all the partners of this civil-law company (GbR).

On 14.07.1999, CCG and GasLINE concluded a contract on the use of optical waveguides and system technology rooms (the "main contract").

The partners of CCG intend to convert CCG into a public limited company in terms of German law.

The parties agree to the following loan contract and to the following convertible bond.

1.       LOAN CONTRACT

1.1      LOAN

1.1.1 As loaner, GasLINE shall grant CCG a loan of DM 41,000,000.00 (in words: forty-one million German marks).

1.1.2 The loan shall be granted by being offset against the payment obligations of CCG from the main contract on each of the due dates to the amount of DM 4,100,000.00 (in words: four million and one hundred thousand ) per year during the ten-year term of the main contract.

1.2      INTEREST

1.2.1 The loan amount granted in each instance shall yield 9 % interest per year. The interest shall be due for payment on 01.04. and on 01.10. of each year subsequently together with the payments under the main contract.

1.2.2 If CCG does not effect payment for the loan or the interest on a due date, the interest rate will then be increased during the duration of the default to 6 % above the 3-month Euribor rate, but at least 12 %, calculated on the total amount granted, provided that this default is not cured within fourteen days following the date when CCG was notified in writing by GasLINE that GasLINE had not received the payment.

1.3      REPAYMENT

         The outstanding loan shall be due for payment without further notice on 30.09.2009.

1.4      PREPAYMENT DATE

1.4.1 The loan shall be due for repayment without further notice if CCG comes within the scope of a case of insolvency or if a similar case regarding the assets of CCG is opened.

1.4.2 If CCG defaults on the payment of the interest in accordance with Item 1.2.1, Gas-LINE will be entitled to the extraordinary right of cancellation, provided that this default is not cured within fourteen days following the date when CCG was notified in writing by GasLINE that GasLINE had not received the payment. The right of cancellation shall expire as soon as CCG has effected all outstanding payments in each instance.

1.5      GENERAL

         The place for the repayment shall be the seat of business of GasLINE at the time of the payment.

2.       CONVERTIBLE BOND

2.1      RIGHT OF CONVERSION

         GasLINE has the right to convert the loan into shares of CCG under the following conditions:

2.1.1 GasLINE may convert the total amount of the loan from this agreement, as defined in Item 1.1.1, into shares of CCG, provided that CCG was converted into a public limited company in terms of German law, with the consequence that, although a residual term of the main contract may continue to exist on the date of the conversion of the loan for the settlement in accordance with Item 1.1.2, the obligation of CCG for repayment of the total amount of the loan in accordance with Item 1.1 as well as the running interest shall, however, expire as of this same date.

2.1.2 The partners of CCG shall convert CCG into a public limited company in terms of German law before 30 June 2001. The accounting equity capital of CCG, including capital reserves, following the conversion may not be less than DM 60,000,000.00 (in words: German marks: sixty million). During the conversion, the partners of CCG must raise a contingent capital via the number of shares that must be equivalent to 3 % of the sum from the basic capital and the contingent capital of CCG at this time. The contingent capital must only serve the purposes of this agreement.

2.1.3 If the conversion of CCG into a public limited company in terms of German law (including the raising of the contingent capital required in accordance with this contract for the conversion of the GasLINE loan) is not carried out by 31 December 2001 at the very latest, the interest rate defined in Item 1.2.1 will be increased to a rate of 14%. In addition, the annual compensation for use of the optical waveguide line section will be increased in accordance with the main contract by an amount of DM 1,000,000.00 (in words: German marks: one million).

2.1.4    Conversion / conversion relationship

         The conversion shall be carried out versus the non-cash contribution of the loan repayment claim. With the conversion of the loan, GasLINE must receive at face value the number of shares that are equivalent, at the time of the conversion of CCG into a public limited company in terms of German law, to 3 % of the sum from the basic capital and the contingent capital of CCG. A value-maintenance certificate must be prepared stating that the value of the non-cash contribution is equivalent to at least the face value of the converted shares.

2.1.5    Premium

         The difference between the total face amount of the shares transferred to GasLINE and the amount of the loan, as defined in Item 1.1.1, is to be allocated as a premium to the capital reserves of CCG, provided that and to the extent that applicable law permits such an allocation.

2.1.6    Conditions of the right of conversion

(a) Following a waiting period of 4 years after this agreement has been signed, GasLINE may exercise the right of conversion in writing at any time between the conversion of CCG into a public limited company in terms of German law and six months prior to the due date of the loan, as defined in Item 1.3. The waiting period shall not be applied in case of

         (i)      CCG's going public or

         (ii) in case of a direct or indirect change in the control over CCG at the level of its partners.

(b)      The right of conversion can only be exercised in complete form.

(c) In case of CCG's going public, the right of conversion must be exercised, provided that, at the time of CCG's going public, the binding offer of a reputable bank for the take-over of the shares in CCG acquired by GasLINE in the course of the conversion is submitted to GasLINE at a price of at least DM 15 million (in words: German marks: fifteen million). The aforementioned amount shall be increased firstly by the amount that GasLINE may have to pay in accordance with Item
         2.1.7 Sentence 2, secondly by 5 % (in words: five) in each instance for each year after 31 December 2003 in which CCG's going public did not take place. Non-exercise of the right of conversion shall cancel the right of conversion but shall affect the loan contract.

(d) GasLINE may transfer the right of conversion to a third party with an equally good reputation, provided that:

         (i) the complete agreement is transferred to a third party and GasLINE does not demand any repayment on the loan amount, as defined in Item 1, from this agreement or from the relevant payment obligation of CCG from the main contract; and

         (ii) CCG has the right to refuse the transfer of this agreement to a third party within two weeks following the written notification of the third party, provided that the consent is not allowed to be refused unreasonably if the third party is not a competitor or a group company of a competitor of CCG.

(e) With a view to the shares acquired in the course of the conversion, GasLINE is bound to the statute and the partners' agreement dated 21 April 1999 (Document no. 208/1999 of notary Gunter Waje, Hanover). The aforementioned document was available to the parties concerned at the time of the notarial authentication in the form of a certified copy. After being instructed by the authenticating notary, the parties concerned declared that the contents of this document were completely known to them and were taken as read as well as the annex to this document.

2.1.7 Capital increases at CCG may only be carried out at face value if these capital increases are carried out in connection with a reorganisation of CCG or with a view to the CCG introduction to the stock exchange. In these cases, the contingent capital must be increased accordingly and, in case of exercising the right of conversion, GasLINE must pay the face value of this increase in the contingent capital to CCG in addition.

         As for the rest, capital increases for the purpose of the participation of third parties in CCG may be carried out at a reasonable value only. The reasonableness is determined in accordance with the regulation in
         Section 12 UmwG (German federal conversion law).

3.       CANCELLATION OF THE MAIN CONTRACT

3.1 The cancellation of the main contract shall not affect the legal force of this contract provided that nothing to the contrary has been defined in the following text.

3.2 If the main contract terminates for reasons beyond the control of CCG before the total amount of the loan has been achieved and GasLINE has exercised its right of conversion or would still like to exercise this right, GasLINE must pay an amount to CCG that is equivalent to the difference between the granted loan that has accrued in accordance with
         Item 1.1.2 and the total amount as defined in Item 1.1.1.

3.3 The amount of the compensatory payment in accordance with Item 3.2 is limited to the difference between the granted loan and the market value of the shares of CCG falling to GasLINE.

3.4 GasLINE has, at its own choice, the right to give back shares to CCG instead of the compensatory payment. The proportion of shares to be given back is determined by the relationship of the residual term of the main contract at the time of the cancellation to the term of the main contract as defined by contract (e.g., in case of a cancellation after five years, half of the shares).

         If CCG is not able to take back the shares for imperative legal reasons, the shares shall be taken over by FirstMark; in this case, FirstMark agrees to take over the existing payment obligation of GasLINE in accordance with Items 3.2 and 3.3 versus CCG. CCG shall agree to the take-over of the payment obligation by FirstMark. In this case, no claims shall exist on the part of CCG versus GasLINE.

3.5 If, in the cases of Item 3.2, GasLINE does not exercise its right of conversion, the amount of the loan shall limited to the granted amount at the time of the termination of the main contract. The granted loan is due for repayment in accordance with Item 1.3 provided that the parties do not reach an agreement to the contrary.

3.6 If the main contract terminates before 30.09.2000 for reasons within the control of CCG, GasLINE shall have the right to extraordinary cancellation of this contract. In case of the exercise of the right of cancellation, the legal consequences shall be determined in accordance with legal regulations.

4.       OTHER

4.1 FirstMark agrees to carry out all business activities relating to optical waveguide networks exclusively via CCG during the term of the main contract.

4.2 The contracting parties of this agreement agree that legal transactions between themselves, companies associated with them within the meaning of Section 15 AktG (German federal stock corporation law) or otherwise associated third parties on the one hand and CCG on the other hand shall always be concluded and executed according to market conditions.

4.3 FirstMark Fiber Holdings L.L.C., Dr. Finke, Dr. Jager, Dr. Sattler and Lambda Net Communications Mitarbeiter GbR agree to take all measures required for a conversion of CCG into a public limited company in terms of German law and for the coming into force of the convertible bond. They shall not, however, assume any obligations with a view to the loan and its repayment. Item 3.4 shall remain unaffected by this provision.

4.4 Following the conversion of CCG into a public limited company in terms of German law, all shares of CCG shall provide identical rights and obligations.

4.5 Until the exercise of the right of conversion, GasLINE shall receive the right to inspect the determined annual financial statements including inspection reports. This right shall expire with the lapse of the right of conversion.

4.6 If an indirect or direct parent company of CCG goes public at the European level, GasLINE will have the right, under the renunciation of the right of conversion from this agreement, to demand that shares of this European company be transferred to GasLINE at the issue price by being set off against the loan amount in accordance with Item 1.1.1. This right may only be exercised with respect to the total amount.

         If this going public takes place after GasLINE has exercised its right of conversion in accordance with Item 2.1, the number of shares to be transferred within the framework of the issue at the issue price is determined by the market value of the shares that GasLINE holds in CCG. If GasLINE exercises this right of transfer, it must transfer the shares held in CCG to a third party to be named by CCG.

         As for the rest, the provisions of this agreement shall be applicable for the acquisition of the CCG shares.

5.       GENERAL PROVISIONS

5.1 All alterations of or additions to this agreement, including this provision, must be made in writing provided that notarial authentication is not required.

5.2 GasLINE and CCG shall each bear half of the costs of the authentication of this agreement.

5.3 The legal force of this contract is subject to the suspensive condition of the approval by the partners' meeting of GasLINE. The approval must be submitted in writing to the other contracting parties no later than 31.08.1999; an approval received after this date shall be considered to be a new offer requiring written acceptance provided that notarial authentication is not required.

5.4 If this agreement is null and void in whole or in part, the remaining parts shall remain valid. Invalid provisions must be replaced by such regulations that bring about the same economic effect. The same provision shall be applied to gaps in this agreement.

5.5 This agreement is subject to German law exclusively. The parties agree to Hanover as the place of jurisdiction.

         The record was read out to the parties concerned in the presence of the authenticating notary and was then approved and personally signed by them.


         /s/
         ---------------------------


         /s/
         ---------------------------


         /s/
         ---------------------------


         /s/
         ---------------------------